EXHIBIT EX. – 99.1

ATWOOD ANNOUNCES NEW CONTRACT FOR ATWOOD FALCON

Houston, Texas
16 September 2008

FOR IMMEDIATE RELEASE

Atwood Oceanics, Inc. (NYSE: ATW), announced today that the ATWOOD FALCON has been awarded a two-year contract from an operator in the South China Sea. This drilling program will commence immediately after the completion of its current drilling program which is expected to be August 2009. This contract provides for an operating dayrate of $425,000 subject to adjustment for cost escalations.

The ATWOOD SOUTHERN CROSS is currently being mobilized to West Africa. The operator has now completed its contract approval process. The rig should arrive in West Africa at the end of September 2008 and will immediately commence its 60 to 90 days drilling program at an operating dayrate of $352,000. Additional contract opportunities following the completion of this one-well program are currently being pursued.

The RICHMOND (the Company’s only rig in the Gulf of Mexico) continues to prove its durability during hurricane season. The rig was in the path of Hurricane Ike; however, remained on location with no damage reported. Personnel are back on the rig and are preparing to recommence drilling operations, with no zero rate downtime.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
                                         281-749-7804